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                                                                   EXHIBIT 12.01


                                  INTUIT, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                               Ten                                             Six
                                                 Year         Months                Years Ended               Months
                                                 Ended        Ended                   July 31,                Ended
                                               Sept. 30,     July 31,     -------------------------------    Jan. 31,
                                                  1993         1994         1995        1996       1997        1998
                                               ---------    ---------     --------    --------    -------    --------
(In thousands, except ratios)

Earnings: ...................................
  Income before tax provision................   $14,770     $(181,493)    $(20,000)     $1,870     $ 9,809    $48,618
  Fixed charges .............................       268           188          812       1,181       1,569        705
                                                -------     ---------     --------      ------     -------    -------
    Total ...................................   $15,038     $(181,305)    $(19,188)     $3,051     $12,559    $49,323
                                                =======     =========     ========      ======     =======    =======

Fixed charges: ..............................
  Interest expense ..........................   $    79     $       8     $    232      $  305     $   652    $   234
  Portion of rent deemed to be interest .....       189           180          580         876         917        471
                                                -------     ---------     --------      ------     -------    -------
    Total ...................................   $   268     $     188     $    812      $1,181     $ 1,569    $   705
                                                =======     =========     ========      ======     =======    =======

Ratio of earnings to fixed charges ..........     56.17            (1)          (2)       2.58        8.00      69.96
                                                =======     =========     ========      ======     =======    =======

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(1) Earnings were inadequate to cover fixed charges by $181,117.
(2) Earnings were inadequate to cover fixed charges by $18,376.